Ray Vicks Joins Tenable Board of Directors
COLUMBIA, Md. (January 7, 2022) — Tenable®, the Cyber Exposure company, today announced that it has appointed Ray Vicks as an independent director to its board of directors, effective January 7, 2022.
“Ray has dedicated more than 40 years to providing senior management and the boards of directors of both public and private companies, non-profit organizations and government agencies with expert counsel in finance, SEC compliance, equity and debt structuring and more,” said Amit Yoran, chairman and chief executive officer, Tenable. “Ray is joining our board at a critical moment as we continue to differentiate our core capabilities and pursue the next phase of growth across some of the most exciting opportunities in cybersecurity, especially cloud security, risk analytics, OT and identity. We are thrilled to welcome him to Tenable and look forward to working with him.”
Vicks is a financial expert and CPA with broad experience in multiple industries, especially healthcare. He served as senior vice president and chief financial officer for the HSC Healthcare System, a Washington, D.C.-based integrated healthcare organization. Vicks spent more than 33 years in public accounting, including 16 years as a partner at PricewaterhouseCoopers (PwC), where he focused on the external audit and advisory risk management practice areas. He currently serves on the boards of directors of GoHealth Urgent Care, Inc. and Service Corps of Retired Executives (SCORE) National Association. In December 2021, Vicks was appointed to serve a five-year term as a member of the Federal Accounting Standards Advisory Board beginning July 1, 2022. Prior to these appointments, Vicks served on the boards of directors of multiple organizations, including CareFirst Blue Cross Blue Shield, where he was chairman of the audit and compliance committee and member of the finance and executive committees; National Association of Corporate Directors (NACD) Capital Area Chapter, where he served as treasurer; Take Stock in Children Manatee, where he served as treasurer. Vicks earned a bachelor’s in accounting from Virginia Tech.
“Tenable has built a reputation for introducing innovative solutions to help organizations address some of the biggest cybersecurity risks to their business,” said Vicks. “The last two years in particular have accelerated digital transformations for many organizations, while also highlighting that cybersecurity risk poses a significant challenge to our economy and our communities. I could not be more excited to serve on Tenable’s board and look forward to working with the team to realize its vision.”
About Tenable
Tenable® is the Cyber Exposure company. Over 30,000 organizations around the globe rely on Tenable to understand and reduce cyber risk. As the creator of Nessus®, Tenable extended its expertise in vulnerabilities to deliver the world’s first platform to see and secure any digital asset on any computing platform. Tenable customers include more than 50 percent of the Fortune 500, more than 30 percent of the Global 2000, and large government agencies. Learn more at www.tenable.com.
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